FOR IMMEDIATE RELEASE

February 17, 2006

ILX RESORTS REPORTS YEAR END AND FOURTH QUARTER NET INCOME

PHOENIX, ARIZONA – February 17, 2006 - ILX RESORTS INCORPORATED (AMEX: ILX) a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States, announced today its results for the fourth quarter and year ended December 31, 2005.

Net income for the years ended December 31, 2005 and 2004 was $6.2 million and $2.7 million respectively.  Net income for the twelve months ended December 31, 2005 includes the one-time gain on the sale of a leasehold interest in Las Vegas, Nevada offset by the settlement of a proposed litigation.  Both items were explained in detail in the June 30, 2005 Form 10Q filed with the Securities and Exchange Commission.  Basic and fully diluted earnings per share including discontinued operations for the year ended December 31, 2005 were $1.77 and $1.76 respectively, as compared to $0.88 and $0.87 for the year ended December 31, 2004.

Net income from continuing operations for the fourth quarter of 2005 was $454,000 as compared to $652,000 in the same quarter of 2004.  Net income, including discontinued operations, for the fourth quarter of 2005 was also $454,000 as compared to $615,000 for the comparable period in 2004. Basic and fully diluted earnings per share from continuing operations were each $0.13, as compared to $0.20 each for the same quarter of 2004.  Basic and fully diluted earnings per share including discontinued operations were each $0.13, as compared to $0.19 for the comparable period in 2004.

Revenue for the three and twelve months ended December 31, 2005 was $14.5 million and $56.9 million.  Revenue for the same periods in 2004 was $14.4 million and $59.6 million.  The twelve month decrease reflects the closure of the Las Vegas sales operation at the end of the second quarter 2005, offset by increased revenue at the Rancho Mañana sales office opened in September 2004.

“Fourth quarter results reflect both reduced interest spreads due to the impact of higher interest rates and greater early payoffs of customer notes, as well as increased resort operating costs as a percentage of resort operating revenue, due in part to pre-opening and start-up costs of our new resort in Pinetop which opened in December,” said Joe Martori, Chairman and CEO.  “On a more positive note, in the fourth quarter the profit contribution from sales of vacation ownership interests improved by 13.7% over prior year due to the closure of our Las Vegas sales operation in June.”  He continued, “We look forward to continued concentration on our core business, sales of vacation ownership interests, as well as future planned expansion on land acquired in 2005 in Sedona, Arizona and Puerto Peñasco, Mexico.”

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX's portfolio of world-class properties includes eight resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico and land in Puerto Peñasco (“Rocky Point”), Mexico and Sedona, Arizona, both of which are in the early planning stages.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

This news release may include “forward-looking statements.”  Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company's control.  Actual results could differ materially from these forward-looking statements as a result of a number of factors, including but not limited to, economic conditions, the Company's need for additional financing, intense competition in various aspects of its business, the risks of growth, its dependence on key personnel, and other risks detailed in ILX's Securities and Exchange Commission reports.  Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.  ILX Resorts Incorporated does not assume any duty to publicly update or revise the material contained herein.

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